Exhibit (b) (vi) under form N-1A
                                        Exhibit 3 (ii) under Item 601/Reg. S-K





                                AMENDMENT #11
                                TO THE BY-LAWS
                                      OF
                      FEDERATED EQUITY INCOME FUND, INC.

                         Effective September 21, 2004



Insert the following into Article IV, Officers and renumber Section 15 as
Section 16:

      Section 15. Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment Company Act of 1940, as amended. Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.